UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2007

Perini Corporation

(Exact name of registrant as specified in its charter)

____________________

Massachusetts (State or other jurisdiction of incorporation or organization)	1-6314 (Commission file number)	04-1717070 (I.R.S. Employer Identification No.)

73 Mt. Wayte Avenue, Framingham, MA 01701

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (508) 628-2000

None

(Former name or former address, if changed since last report)

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 22, 2007, Perini Corporation (the “Company”) entered into an Amended and Restated Credit Agreement (the “Amended Agreement”), as Borrower, with Bank of America, N. A., as Administrative Agent, Swing Line Lender and L/C Issuer (the “Lender”). The Amended Agreement amends and restates in its entirety an existing Credit Agreement dated October 14, 2005 among the Company, as Borrower, the Lender, as Administrative Agent and Arranger, and TD Banknorth, N.A., as amended by a First Amendment dated as of February 23, 2006, and a Second Amendment dated as of April 13, 2006 (as amended, the “Existing Agreement”), which provided for a $50 million revolving credit facility and a 5-year $30 million Term Loan maturing on October 14, 2010.

The Amended Agreement replaces the Existing Agreement and allows the Company to borrow up to $125 million on a revolving credit basis with a $50 million sublimit for letters of credit. Subject to certain conditions, the Company has the option to increase the facility by up to an additional $50 million. Similar to the Existing Agreement, certain subsidiaries of Perini will unconditionally guarantee the obligations of the Company under the Amended Agreement. The obligations under the Amended Agreement are secured by a lien on all real and personal property of the Company and its subsidiaries party thereto. Amounts outstanding under the Amended Agreement bear interest at a rate equal to, at the Company's option, (a) the adjusted British Bankers Association LIBOR rate, as defined, plus 100 to 175 basis points based on the ratio of consolidated funded indebtedness of the Company and its subsidiaries to consolidated EBITDA or (b) the higher of the Federal Funds Rate plus 50 basis points, or the prime rate announced by Bank of America, N.A, plus up to 50 basis points based on the ratio of consolidated funded indebtedness of the Company and its subsidiaries to consolidated EBITDA. In addition, the Company has agreed to pay a quarterly facility fee ranging from 0.20% to 0.35% per annum of the unused portion of the credit facility. Any outstanding loans under the Amended Agreement mature on February 22, 2012, unless extended pursuant to the terms of the Amended Agreement.

The Amended Agreement requires the Company to comply with certain financial and other covenants at the end of each fiscal quarter including:

•

Consolidated net worth of at least $160.5 million, increased on a cumulative basis commencing with the fiscal quarter ending December 31, 2006, by an amount equal to 50% of consolidated net income (with no deductions for net losses) for the fiscal quarter then ended plus 100% of the amount of all Equity Issuances (as defined in the Amended Agreement) after the closing date of the Amended Agreement that increase consolidated shareholders’ equity;

•	Consolidated leverage ratio of no more than 2.5 to 1.0;
•

Fixed charge coverage ratio of consolidated EBITDA over covered charges (which includes interest expense, cash taxes, scheduled payments of principal and interest, and current period dividends on the Company’s preferred stock) of at least 1.5 to 1.0; and

•	Consolidated asset coverage ratio of at least 1.5 to 1.0.

The Amended Agreement also includes certain customary provisions for this type of facility, including operational covenants restricting liens, investments, indebtedness, fundamental changes in corporate organization, and dispositions of property, and events of default, certain of which include corresponding grace periods and notice requirements.

The Amended Agreement provides for customary events of default with corresponding grace periods, including (i) failure to pay any principal or interest when due, (ii) failure to comply with covenants, (iii)

any material representation or warranty made by the Company proving to be incorrect in any material respect, (iv) defaults relating to or acceleration of other material indebtedness, (v) certain insolvency or receivership events affecting the Company, (vi) a change in control of the Company, or (vii) the Company becoming subject to certain material judgments.

In the event of a default, the Administrative Agent, at the request of the requisite number of lenders, must terminate the lenders’ commitments to make loans under the Amended Agreement and declare all obligations under the Amended Agreement immediately due and payable. For certain events of default related to insolvency and receivership, the commitments of the lenders will be automatically terminated and all outstanding obligations of the Company will become immediately due and payable.

The forgoing description of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in “Item 1.01. Entry Into a Material Definitive Agreement” of this Current Report on Form 8-K, related to the Company’s entry into the Amended Agreement, is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.
10.1

Amended and Restated Credit Agreement, dated February 22, 2007 among Perini Corporation, the subsidiaries of Perini identified therein, Bank of America, N.A. and the other lenders that are parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

PERINI CORPORATION
Dated: February 27, 2007	By: /s/ Michael E. Ciskey Michael E. Ciskey Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1

Amended and Restated Credit Agreement, dated February 22, 2007 among Perini Corporation, the subsidiaries of Perini identified therein, Bank of America, N.A. and the other lenders that are parties thereto.